CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS
BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                   Exhibit 10.21


                                                                  EXECUTION COPY

                       MANUFACTURING AND SUPPLY AGREEMENT

         This Manufacturing and Supply Agreement (the "Agreement") is entered into as of November 15, 2001 by and between AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation acting through its Wyeth-Ayerst Laboratories Division, with offices at 555 East Lancaster Avenue, St. Davids, Pennsylvania 19087 ("Wyeth"), and WOMEN FIRST HEALTHCARE, INC., a Delaware corporation, with offices at 12220 El Camino Drive, Suite 400, San Diego, CA 92130 ("Women First" or "Buyer").

         WHEREAS, pursuant to the Asset Purchase Agreement (as hereinafter defined) Wyeth is selling to Buyer, and Buyer is purchasing from Wyeth, certain assets relating to the Products (as hereinafter defined) for use in the United States, its territories and possessions, including the Commonwealth of Puerto Rico (the "Territory"); and

         WHEREAS, Buyer desires to buy from Wyeth, and Wyeth is willing to supply to Buyer, Products for sale within the Territory, all upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         For the purposes of this Agreement, capitalized terms used herein have the meaning set forth below (the singular shall be interpreted to include the plural and vice versa, unless the context clearly dictates otherwise) or if not defined shall have the meanings set forth in the Asset Purchase Agreement.

         1.1 "Affiliate" means, in the case of either Party, any corporation, joint venture, or other business entity which directly or indirectly controls, is controlled by, or is under common control with that Party. "Control," as used in this Section 1.1, means having the power to direct, or cause the direction of, the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the term "Affiliate" does not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

         1.2 "Asset Purchase Agreement" means the Asset Purchase Agreement, dated the date hereof, by and between Wyeth and Women First, pursuant to which Wyeth is selling to Buyer certain assets related to the Products.

         1.3 "cGMP" means current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and all other applicable rules and regulations, as amended from time to time and in effect during the term of this Agreement.

         1.4 "Confidential Information" means any proprietary or confidential information of either Party disclosed to the other Party pursuant to this Agreement, whether in written, electronic, graphic or oral form, including without limitation the existence and substantive terms of this Agreement. This definition of Confidential Information shall be subject to the exceptions set forth in Section 8.1.

         1.5      "Effective Date" means the date of this Agreement.

         1.6      "FDA" means the U.S. Food and Drug Administration.

         1.7 "FD&C Act" means the United States Food, Drug and Cosmetic Act of 1938, as amended from time to time.

         1.8 "Manufacturing Facility" means Wyeth's manufacturing facility located in Guayama, Puerto Rico, or such other manufacturing facility approved in writing by Buyer (such approval shall not be unreasonably withheld or delayed).

         1.9 "Methods of Analysis" means the methods of analysis for the Products currently used by Wyeth as the same may be amended from time to time by the mutual written agreement of the Parties.

         1.10 "Party" means either Wyeth or Buyer or both, as the context requires.

         1.11 "Pharmaceutical Quality Agreement" means the agreement, dated as of the date hereof, between Wyeth and Buyer, in the form of Exhibit B attached hereto.

         1.12 "Products" means the Products listed in Exhibit A attached hereto.

         1.13 "Regulatory Approvals" means, to the extent they relate to the Products and to the extent owned or licensed by Wyeth, the new drug applications, abbreviated new drug applications and new drug submissions for the Products, all supplements thereto and all regulatory files relating thereto and all licenses or permits issued by the U.S. Drug Enforcement Agency.

         1.14 "Regulatory Authority" means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory involved in the granting of Regulatory Approvals for the Products, including, without limitation, the FDA.

         1.15 "Specifications" means the specifications for the Products currently used by Wyeth, as the same may be amended from time to time by the mutual written agreement of the Parties.

         1.16 "Third Party" means any person or entity other than Buyer, Wyeth, and their respective Affiliates.

         1.17     "$" means United States Dollars.


                                    ARTICLE 2

                                 PRODUCT SUPPLY

         2.1 Purchase and Sale; Requirements. (a) Wyeth shall manufacture, package and sell to Buyer, and Buyer shall purchase from Wyeth, all such quantities of Product as Buyer shall order from Wyeth pursuant to the terms and conditions of this Agreement.

                  (b) During the term of this Agreement, Buyer shall purchase all of its requirements for Product for sale in the Territory from Wyeth.

                  (c) At Closing, Buyer shall purchase, at the transfer prices set forth on Exhibit A of this Agreement (the "Transfer Prices"), all finished goods inventory of the Products previously manufactured by Wyeth (other than Synalgos(R) which will be delivered no later than December 14, 2001) which have Wyeth-labeling affixed thereto and may sell all such Products in the Territory with such Wyeth-labeling affixed thereto without any obligation to sticker or otherwise alter the labeling of such Products.

                  (d) It is agreed and understood that Wyeth shall have the right to reference the Regulatory Approvals in fulfilling its obligations under this Agreement.

         2.2 Rolling Forecasts. Throughout the term of this Agreement, Buyer shall provide Wyeth with a rolling one (1) year forecast of its expected purchases of the Products through the Termination Date. Such forecasts shall be provided and have effect as follows:

                  (i)               Before the Effective Date, Buyer provided
                           Wyeth with a written forecast of its expected purchases for the period extending two (2) Calendar Quarters beyond the Calendar Quarter which includes the Effective Date.

                  (ii)              On or before the first day of the first
                           Calendar Quarter following the Effective Date and then on or prior to the first day of each subsequent Calendar Quarter, Buyer shall provide Wyeth with a forecast of its expected purchases of Product for the immediately following three (3) Calendar Quarters (each a "Forecast"). The amounts forecasted for the first two Calendar Quarters of any such Forecast (the "Current Two (2) Calendar Quarters") shall be fixed with respect to the minimum amount Buyer shall purchase from Wyeth (i.e., the minimum amount Buyer shall forecast purchasing from Wyeth shall be the same as set forth for such two quarters in the immediately preceding Forecast) and may not be revised by either party in any subsequent Forecast. In no event shall the amount forecasted for a Calendar Quarter be more than 200% of the amount forecasted for the immediately preceding Calendar Quarter. The amounts forecast for each Current Two
                           (2) Calendar Quarters shall bind Buyer to order from Wyeth, and Wyeth to sell to Buyer, at least such amounts. Notwithstanding any of the foregoing, in the event Buyer wishes to purchase additional Product in excess of any Forecast, it shall submit its request as far in advance as is practicable and Seller will use commercially reasonable efforts to produce such additional Product; it being understood that such additional production shall not interfere with Seller's production of other products and provided further that in the event that Seller accepts an additional order, Buyer shall be required to purchase such additional Product.

                  (iii)             Unless mutually agreed upon by both parties,
                           orders shall be in full batch quantities.

                  (iv)              Notwithstanding anything to the contrary
                           herein, Wyeth shall use commercially reasonable efforts to deliver to Buyer as soon as practicable but in no case later than December 14, 2001, Synalgos(R) product in finished package in compliance with the terms hereof.

                  (v)               Notwithstanding anything to the contrary
                           contained herein, Wyeth shall deliver all of the Products set forth in the initial forecast previously submitted by Buyer to Wyeth.

         2.3 Supply. (a) Other than Wyeth-labeled Product purchased at the Closing, Wyeth will supply Buyer with finished packaged Products reflecting Buyer's tradedress manufactured at the Manufacturing Facility, including all labeling, branding and packaging. If, upon Buyer's request, the Parties mutually agree to change part or all of any Product manufacturing process in accordance with Section 6.2 hereof, Buyer shall reimburse Wyeth for all costs incurred by Wyeth in connection with making such changes.

                  (b) Buyer has provided and will from time to time at its own expense provide Wyeth with camera-ready artwork for revised Product labels (including a new NDC number) to be printed by Wyeth to meet specifications. Buyer shall ensure that all such artwork and information supplied by Buyer to Wyeth for such label complies with all regulatory requirements.

                  (c) Buyer will be responsible for any and all incremental costs related to the Products, including labeling, branding, packaging, manufacturing, and/or formulary or capsule changes requested by Buyer or those required by applicable laws or regulations. Buyer will promptly reimburse Wyeth for the cost of any such changes, including the cost of raw materials.

         2.4      Ordering and Delivery.

                  (a) Under the terms and conditions of this Agreement, Buyer will purchase all of its requirements for the Products through the submission of purchase orders (other than pilot batches to qualify a third party to produce the Products). From time to time, Buyer shall place purchase orders with Wyeth, in accordance with the applicable Quarterly Forecast in a format agreed upon by the Parties, for each of the Products specifying the quantities of the Products desired, and the place(s) to which and the manner and dates by which delivery is to be made; said delivery dates to be no later than one hundred and twenty (120) calendar days after the purchase order date. The Parties shall be bound by the terms of all such purchase orders that comply with the terms of this Agreement. In the event of any conflict between the terms of any purchase order and the provisions of this Agreement, the provisions of this Agreement shall control. All purchase orders shall be sent by Buyer to the attention of the following employee of Wyeth or as otherwise instructed by Wyeth:

                  Mr. Thomas Cheslock
                  Associate Director
                  Pharmaceutical Supply Planning Division
                  Wyeth-Ayerst Laboratories
                  P.O. Box 861
                  Paoli, PA 19301
                  FAX: (610) 651-4033

                  (b) All transportation costs shall be for Buyer's account. Each shipment of any Product shall be accompanied by a Certificate of Analysis, Certificate of Conformance and all technical documentation required by the Pharmaceutical Quality Agreement. Wyeth shall furnish a bill of lading to Buyer with respect to each shipment of Product.

                  (c) Title to, ownership of and risk of loss with respect to all Products purchased and sold hereunder shall pass to Buyer FOB the Manufacturing Facility. In the event of partial or full loss of a shipment of Product, the Parties will cooperate to insure that notification and follow-up with the involved ground and air carriers and customs or warehouses is made in order to determine if such missing delivery can be located.

                                    ARTICLE 3

                                     QUALITY

         3.1      Dating, Samples, Testing and Records.

                  (a) Wyeth shall obtain a representative sample (in accordance with the requirements of the relevant Regulatory Approvals) from each batch or lot of Product delivered to Buyer or its Affiliates hereunder. Wyeth shall assay and analyze such samples in strict accordance with the Methods of Analysis and shall promptly prepare a Certificate of Analysis and a Certificate of Conformance. Such Certificate of Analysis and Certificate of Conformance shall identify the batch or lot of Product to which it relates. Wyeth shall provide Buyer with a copy of the Certificate of Analysis and Certificate of Conformance. Wyeth shall not ship any Product hereunder which, as indicated by a sample assay or analysis as set forth above, does not conform to the Specifications. Wyeth shall make available upon Buyer's request all documentation relative to the manufacture, packaging, testing, and release of a batch or lot. No more than six (6) months with respect to Equagesic and four (4) months with respect to Synalgos of the stated shelf life shall have expired upon delivery of such Products to Buyer hereunder.

                  (b) Buyer may analyze the Product using the Methods of Analysis for purposes of determining whether such Product meets Specifications and shall report any adverse findings to Wyeth within sixty (60) days after discovery.

                  (c) If the analysis or assay of a sample of the Product performed by or for Buyer indicates that the batch or lot does not meet Specifications and Wyeth's analysis or assay of its sample from the same batch or lot indicates that such batch or lot does meet Specifications, a sample of the Product shall be submitted by Buyer to a mutually agreed-to qualified laboratory for testing to determine whether the Product conformed or did not conform to the Specifications and the test results obtained by such laboratory shall be final and binding upon both Parties. The fees and expenses of such testing shall be borne by the Party ultimately determined to have incorrectly judged whether such Product met the Specifications.

                  (d) In the event the laboratory test results referred to in Section 3.1(c) indicate that the Products in question failed to meet the Specifications or in the event the Parties agree that the Products failed to meet the Specifications or in the event that any Product fails to meet the minimum dating requirements set forth in Section 3.1(a), Buyer shall return the non-conforming Products to Wyeth, at Wyeth's expense, and in accordance with Wyeth's instructions and Wyeth shall, at Buyer's option (i) give Buyer full credit or a cash refund or (ii) furnish conforming replacement Products in substitution of any Products which did not conform to Specification or to the minimum dating requirements, as soon as reasonably possible (but in no event later than 120 days) and at no additional cost to Buyer. Wyeth shall arrange for shipment of the non-conforming and/or replacement Products, pay all delivery, transportation, duties, insurance and other costs and shall be liable for any losses of such replacement product with respect to such shipment during delivery. All Product that does not conform to the Specifications or to the minimum dating requirements shall be destroyed by Wyeth at Wyeth's sole cost and expense in compliance with all applicable laws and Wyeth shall supply Buyer with a certificate affirming that such destruction has been so performed.

                  (e) Wyeth shall retain records and retention samples of each batch of Products delivered hereunder for at least twelve (12) months after the expiration date of each such batch (or such longer period as may be required by any Regulatory Approval or Regulatory Authority) and shall make the same available to Buyer upon written request. Retention samples shall only be destroyed after the required holding period and then only after reasonable prior written notice to Buyer.

         3.2      Recall and Seizure.

                  (b) Each Party shall keep the other Party promptly and fully informed of any notification or other information whether received directly or indirectly which might affect the marketability, safety or effectiveness of Products and/or which might result in the recall or seizure of Products.

                  (c) Within one (1) business day of a determination that a Product withdrawal or a recall of Products may be necessary and prior to notifying the FDA or any Regulatory Authority, Buyer shall notify Wyeth so that Wyeth may participate in a decision whether the Products shall be withdrawn or recalled, but Buyer shall make the final decision whether the Products are withdrawn or recalled. Wyeth shall reasonably assist Buyer in Buyer's investigation to determine the cause and extent of the problem.

                  (d) If Wyeth independently believes that a recall or Product withdrawal may be necessary or appropriate, Wyeth shall promptly notify Buyer of Wyeth's belief and the Parties shall fully cooperate with each other concerning the necessity and nature of such action, but it shall be Buyer's ultimate decision and responsibility whether to recall the Products.

                  (e) Wyeth shall perform any withdrawal or recall of Products under its control, and Buyer shall perform any withdrawal or recall of the Products under its control.

                  (f) In the event of any "recall" or "seizure" arising out of or resulting from Wyeth's breach of any provision of this Agreement (including, without limitation, a batch or lot that does not meet
Specifications), Wyeth shall, at the election of Buyer, either:

                           (i) supply Products, without charge to Buyer, in an amount sufficient to replace the amount of Products recalled or seized; or

                           (ii) refund to Buyer, or give credit to Buyer against outstanding receivable due from Buyer or against the purchase price of Products to be delivered to Buyer in the future, in amounts equal to Wyeth's purchase price paid by Buyer for Products so recalled or seized and all transportation costs and export or import duties incurred by Buyer and not recovered by Buyer in respect of such recalled or seized Products.

                  (g) In the event of any such recall or seizure arising out of or resulting from Wyeth's breach of any provision of this Agreement (including, without limitation, a batch or lot that does not meet Specifications), Wyeth shall pay to Buyer, in addition to the amounts set out in this Section 3.2, Buyer's out-of-pocket expenses incurred in connection with such recall or seizure including loss of Products.

                  (h) For purposes of this Section 3.2 "recall" means any action by Buyer or any Affiliate of Buyer to recover title to or possession of Products sold or shipped to Third Parties. The term "recall" also includes the failure by Buyer or its Affiliates to sell or ship Products to Third Parties that would have been subject to recall if it had been sold or shipped. For purposes of this Section 2.4, "seizure" means any action by any government agency to detain or destroy Products or prevent release of Products.

         3.3 Representations and Warranties. Wyeth represents and warrants, with respect to each delivery of Products (other than with respect to Product labeling and other obligations of Buyer specified herein for which Wyeth makes no representation or warranty) hereunder, that:

                  (i) Products delivered hereunder meet the Specifications, are in compliance with all Regulatory Approvals, and are not adulterated or misbranded within the meaning of the FD&C Act;

                  (ii) Products delivered hereunder are free from all liens, charges, encumbrances and security interests;

                  (iii) Products delivered hereunder have been manufactured, packaged, labeled, stored and loaded for shipment in conformity with all applicable laws, including those relating to the environment, occupational health and safety and the disposal of wastes and in conformity with cGMP;

                  (iv) Wyeth did not use in any capacity the services of any person debarred under the U.S. Generic Drug Enforcement Act, 21 USA ss.335a(k)(l) and further it did not use any person who has been convicted of a crime as defined under the Generic Drug Enforcement Act in connection with the Products or any service rendered to Buyer; and

                  (v) the manufacture, importation, sale, offer for sale or use of Products does not infringe any patent or other proprietary or protected right.


                                    ARTICLE 4

                                PRICE AND PAYMENT

         4.1. Price. (a) Wyeth shall invoice Buyer for each Product at the price equal to the Initial Transfer Prices set forth on Exhibit A attached hereto for all finished goods inventory on hand as of the Closing Date and to be sold to Buyer through December 31, 2001, which such prices shall be fixed and shall not change during 2001.

         (b) Product sold by Wyeth to Buyer under this Agreement during 2002 shall be sold at the 2002 Transfer Prices also set forth on Exhibit A, which such prices shall be fixed and shall not change during 2002.

         (c) Products sold by Wyeth to Buyer under this Agreement during 2003 shall be sold at Transfer Prices equal to Wyeth's standard cost of production plus ***. Standard cost shall be calculated in a manner consistent with the calculation of standard cost for the 2001 and 2002 Transfer Prices set forth herein.

         (d) Products sold by Wyeth to Buyer at any time under this Agreement in bulk form pursuant to Buyer's request shall be sold at Transfer Prices equal to
Wyeth's standard cost of production plus    *     *     * . Standard cost shall
be calculated in a manner consistent with the calculation of standard cost for the 2001 and 2002 Transfer Prices set forth herein.

         4.2. Payment. Buyer shall pay each invoice for Products shipped hereunder in U.S. dollars no later than thirty (30) days after the later of (i) receipt of the invoice and (ii) the receipt of the Products. In the event that Buyer is late in paying any sums due hereunder, Wyeth shall be entitled to charge Buyer interest at the prime lending rate quoted from time to time by Chase Manhattan Bank N.A. from the date payment was first due until the date of payment of such monies.


                                    ARTICLE 5

                              TERM AND TERMINATION

         5.1 Term. This Agreement shall commence on the Effective Date and continue in effect for a period of up to the earlier of (i) twenty-four (24) months from the Effective Date, or (ii) the successful transfer of the manufacture, finishing and packaging of the Products to Buyer or a third party as selected and qualified by Buyer, which transfer Wyeth hereby agrees to cooperate with in all reasonable and timely respects.

         5.2      Early Termination.

                  (a) Buyer may on written notice to Wyeth terminate this Agreement immediately if any Regulatory Agency takes any action, the result of which is to prohibit or restrict the manufacture, formulation, packaging, labeling, storage, importation, sale, offer for

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

sale or use of the Products or any bona fide claim is made that the manufacture, formulation, packaging, labeling, storage, importation, sale, offer for sale or use of any of the Products infringes any patent or other proprietary or protected right.

                  (b) If either Party shall at any time fail to discharge any of its material obligations hereunder and shall fail to correct such default within forth-five (45) days after the other Party shall have given notice to it thereof, or if the default is of a type or nature that cannot be cured within forty-five (45) days, and the breaching Party shall fail to adopt a plan to remedy such default within said forty-five (45) days that is reasonably acceptable to the aggrieved Party, the aggrieved Party shall be entitled to notify the other Party that it intends to terminate this Agreement unless such default is corrected and may so terminate ten (10) days after such end of such forty-five (45) day period if such default is continuing.

                  (c) In the event that either Party by voluntary or involuntary action goes into liquidation, dissolves or files a petition for bankruptcy or suspension of payments, is adjudicated bankrupt, has a receiver or trustee appointed for its property or estate, becomes insolvent or makes an assignment for the benefit of creditors, the other Party shall be entitled by notice in writing to such Party to terminate this Agreement forthwith.

         5.3 Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 3.1, 3.2, 3.3, 4.3, 4.4 and 5.3 and Articles 7 and 8.

         5.4 Effect of Termination. Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to the right of either Party to receive all payments accrued and unpaid at the effective date of such termination or expiration, without prejudice to the remedy of either party in respect to any previous breach of any of the representations, warranties or covenants herein contained and without prejudice to any other provisions hereof which expressly or necessarily call for performance after such termination or expiration. Upon termination Buyer will purchase from Wyeth all residual inventories of raw material and work in progress at cost (to the extent that the level of such raw materials and work in progress is reasonably consistent with the Forecasts provided by Buyer to Wyeth pursuant to Section 2.2 unless a higher level of such materials is requested by Buyer) and finished packaged Products at the then-current Transfer Prices.


                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1      Inspection Rights.

                  (a) Upon reasonable prior notice given by Buyer in writing to Wyeth, Wyeth shall permit Buyer or its designee (reasonably acceptable to Wyeth) at least once per calendar year to inspect that portion of the Manufacturing Facility where the Products are manufactured, tested or stored to evaluate Wyeth's work practices, supporting systems, documents and records associated with the Products and make such copies of the documents as reasonably necessary for the purpose of assessing Wyeth's compliance with applicable laws and cGMP and Buyer's quality standards; provided that Buyer or its designee shall have the right to perform additional inspections, including any necessary follow-up visits, to confirm pre-approval readiness before any regulatory submission is made to FDA, the timing and frequency of such inspections shall be mutually agreed to by the Parties. Such inspections shall be conducted during ordinary business hours and shall not unreasonably interfere with Wyeth's normal business operations. Such inspections shall take place in a timely manner and shall be permitted to take place during manufacturing and testing of the Products.

                  (b) Wyeth shall, within three (3) days, notify Buyer of any inspection by the FDA of the Manufacturing Facility where Products are manufactured and shall furnish Buyer with copies of all reports and analyses relating to such inspections where the inspections involve Products, their ingredients or areas of the Manufacturing Facility used to manufacture Products, including any FDA Form 483 Observations, Warning Letter (or equivalent) or associated correspondence to and received from the FDA or any Regulatory Authority within seven (7) days of receipt and in addition shall provide a facsimile copy within seventy-two (72) hours to Buyer. If such inspections are scheduled or conducted with advance notice, Wyeth shall advise Buyer in writing, by facsimile or by telephone, as appropriate, and Buyer shall have the option to attend at the time of such inspection. Duplicate samples of Products given to government agents shall be provided to Buyer, as well as duplicates of photographs, if any, taken during the inspection. Wyeth shall allow Buyer to assist in any response to the FDA including review of any written response made to the FDA by Wyeth at Buyer's discretion.

                  (c) Neither the inspection rights granted to Buyer pursuant to this Section 6.1, nor any inspection performance by or on behalf of Buyer, shall impose any liability on Buyer or relieve Wyeth from any liability that it may have hereunder or otherwise with respect to the operation of its facilities and/or the manufacture of the Products.

                  (d) Subject to Section 6.1(e) hereof and the Asset Purchase Agreement, all information disclosed to Buyer hereunder shall be subject to the confidentiality provisions set forth in Article 8. All information obtained during an inspection may be used only for the purpose of checking the compliance of Wyeth to cGMP and to other applicable regulations.

                  (e) During the term of this Agreement (if requested by Buyer in connection with the transfer of the manufacture, finishing and packaging of the Products to Buyer or a Third-Party as selected and qualified by Buyer) or during the period of time beginning on the date this Agreement is terminated (if not so requested by Buyer during the term of this Agreement) and continuing for three months after the date this Agreement is terminated, Wyeth shall provide Buyer with reasonable transitional services with respect to the Product and/or the Know-how necessary to transfer the business of manufacturing, finishing and packaging the Products to Buyer, including without limitation, transferring to a Third-Party the manufacture, finishing and packaging of the Products. Any Third-Party to whom the transfer of the manufacture, finishing and packaging of the Products is made may use, for the purposes of manufacturing the Products, all information disclosed to it or to Buyer under this Agreement.

                  (f) Wyeth shall conduct its manufacturing operations hereunder in a safe and prudent manner, in compliance with all applicable laws and regulations (including, but not limited to, those dealing with occupational safety and health, those dealing with public safety and health, those dealing with protecting the environment, and those dealing with disposal of wastes), and in compliance with all applicable provisions of this Agreement. Wyeth shall obtain all necessary registrations and permits pertaining to activities contemplated by this Agreement. To the extent necessary for the registration or licensing of Products by Buyer, Wyeth shall permit the inspection of its premises by FDA.

         6.2 Changes to Specifications, Methods of Analysis and/or Manufacturing Process.

                  (a) In the event Wyeth or Buyer wishes to change the Specifications or Methods of Analysis, or in the event Wyeth or Buyer is required to change the Specifications or Methods of Analysis pursuant to applicable laws or in response to the order or request of the Regulatory Authority the following provisions shall apply:

                           (i) The requesting Party shall promptly advise the other Party in writing of any such change(s) to the Specifications or Methods of Analysis and Wyeth shall promptly advise Buyer as to any scheduling adjustments that may result from such change(s), if any.

                           (ii) Wyeth shall cooperate with Buyer in good faith to implement all changes to the Specifications or Methods of Analysis as soon as practicable after notice thereof.

                  (b) Wyeth shall not change the process for manufacturing, or the source of raw materials for, the Products without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. The qualification costs of such changes (including without limitation changes in the source of raw materials), initiated by Wyeth, shall be borne by Wyeth.

                  (c) Wyeth shall not change any vendor or contract supplier of raw materials or primary packaging components used in the manufacture of the Products without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

         6.3 Pharmaceutical Quality Agreement. On the Effective Date, the Parties shall execute and deliver to each other the Pharmaceutical Quality Agreement.

         6.4 Adverse Drug Experience Reporting. Each Party agrees to promptly provide the other Party with information in accordance with the Adverse Event Reporting Procedures (as may be amended from time to time upon mutual agreement) set forth in Exhibit C.

                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1 Notice and Assistance. Each Party shall promptly notify the other, in writing, if it learns of any litigation, claim, administrative or criminal proceedings (collectively "Actions"), asserted or threatened against such Party (the "Aggrieved Party") for which such Party is entitled to indemnification hereunder from the other Party. With respect to any such Action, the other Party shall, at no out-of-pocket expense to it except as otherwise provided in this Article 7, reasonably cooperate with and provide such reasonable assistance to such Aggrieved Party as such Aggrieved Party may reasonably request. Such reasonable assistance may include, without limitation, providing copies of all relevant correspondence and other materials that the Aggrieved Party may reasonably request; provided, however, that any Confidential Information so provided shall be treated in accordance with the provisions of
Article 8 hereof.

         7.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Wyeth and its Affiliates and each of its and their respective employees, officers, directors, agents, controlling persons and successors and assigns (each, a "Wyeth Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees) (collectively, a "Liability") which the Wyeth Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with promotion, distribution, marketing or sale of the Products by Buyer. Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement to indemnify, defend or hold harmless any Wyeth Indemnified Party with respect to any Liability covered by Section 7.3 or which results from willful misconduct or negligent acts or omissions of Wyeth, its Affiliates, its sublicensees, or any of their respective employees, officers, directors, agents, controlling persons or successors and assigns.

         7.3 Indemnification by Wyeth. Wyeth shall indemnify, defend and hold harmless Buyer and its Affiliates, and each of its and their respective employees, officers, directors agents, controlling persons and successors and assigns (each, a "Buyer Indemnified Party") from and against any Liability which the Buyer Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Wyeth of any representation or warranty, or the failure by Wyeth to perform any covenant, contained in this Agreement; or (ii) the manufacture of Products. Notwithstanding the foregoing, Wyeth shall have no obligation under this Agreement to indemnify, defend, or hold harmless any Buyer Indemnified Party with respect to any Liability which results from willful misconduct or negligent acts or omissions of Buyer, its Affiliates or any of their respective employees, officers, directors, agents controlling persons or successors and assigns.

         7.4 Conditions to Indemnification. The obligations of the indemnifying Party under Sections 7.2 and 7.3 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability; provided, that the failure of the Aggrieved Party to give such notice or any delay thereof shall not affect the Aggrieved Party's right to indemnification hereunder, except to the extent that such failure or delay impairs the indemnifying Party's ability to defend or contest any such Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. If the Indemnifying Party shall not assume the defense of any such suit or claim related to the Liability, the Aggrieved Party may defend against such suit or claim in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such suit or claim or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party in such amount, the Aggrieved Party may settle such suit or claim on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all Liabilities incurred by the Aggrieved Party in connection with the defense against or settlement of such suit or claim. If no settlement of such suit or claim is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any Liabilities incurred by the Aggrieved Party in the defense against such suit or claim.

         7.5 Settlements. Neither Party may settle a claim or action related to a Liability, without the written consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement or otherwise. Except as otherwise expressly set forth in this Article 7, any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

         7.6 Limitation of Liability. (a) With respect to any claim by one Party against the other Party arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for punitive, exemplary or consequential damages; provided, however, that such limitation shall not apply with respect to the obligations of either Party to indemnify the other under Sections 7.2 or 7.3 hereof in connection with a Liability to a Third Party.

                   (b) ***

                                    ARTICLE 8

                                 CONFIDENTIALITY

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         8.1 Nondisclosure Obligation. Both Buyer and Wyeth shall use only in accordance with this Agreement and shall not disclose to any Third Party any Confidential Information received by it from the other Party pursuant to this Agreement, without the prior written consent of the other Party. The foregoing obligations shall survive for a period of five (5) years after the termination or expiration of this Agreement. These obligations shall not apply to Confidential Information that:

                  (i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

                  (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

                  (iii) is subsequently disclosed to the receiving Party by a Third Party who to the knowledge of the receiving party has the right to make such disclosure;

                  (iv) is developed by the receiving Party independently of the Confidential Information received from the disclosing Party and such independent development can be documented by the receiving Party; or

                  (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, provided that notice is promptly delivered to the other Party in order to provide an opportunity, if practicable, to seek a protective order or other similar order with respect to such Confidential Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

         8.2 Permitted Disclosures. Confidential Information may be disclosed to employees, agents, consultants, sublicensees or suppliers of the recipient Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the recipient Party obtains prior agreement from its employees, agents, consultants, sublicensees, suppliers or Third Party manufacturers to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. Each Party will use a reasonable standard of care to ensure that such employees, agents, consultants, sublicensees, suppliers or Third Party manufacturers do not disclose or make any unauthorized use of the Confidential Information.

         8.3 Disclosure of Agreement. Neither Buyer nor Wyeth shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement or concerning their cooperation without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, provided, however, that either Party may disclose the terms of this Agreement to the extent required to comply with applicable laws, including, without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the "SEC"), provided, however, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall (i) provide the nondisclosing Party with written notice of the proposed disclosure and a opportunity to review and comment on the intended disclosure which is reasonable under the circumstances and (ii) shall seek confidential treatment for as much of the disclosure as is reasonable under the circumstances, including, without limitation, seeking confidential treatment of any information as may be requested by the other Party. Notwithstanding the foregoing, Wyeth acknowledges and agrees that Buyer may publicly file a copy of this Agreement, the Asset Purchase Agreement and each other agreement related to the transactions contemplated thereby as an exhibit to its reports with the SEC if Buyer determines such filing to be necessary, provided that Buyer shall take, in consultation with Wyeth, all reasonable and lawful actions to obtain confidential treatment with respect to the provisions of this Agreement, the Asset Purchase Agreement and each other agreement related to the transactions contemplated thereby reasonably deemed to be competitively sensitive or confidential information. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement (i) to one or more Third Parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the assets or business of the disclosing Party to which this Agreement relates or (ii) to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party, either (a) upon the written consent of the other Party or (b) if the disclosing Party obtains a signed confidentiality agreement with such Third Parties with respect to such information on terms no less restrictive than those contained in this Article 8.

         8.4 Publicity. Subject to Section 8.3, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both Parties.


                                    ARTICLE 9

                                     GENERAL

         9.1 Force Majeure. If the production, delivery, acceptance, or use of Products specified for delivery under this Agreement, or the performance of any other obligation of one of the Parties hereunder is prevented, restricted or interfered with by reason of any contingency beyond such Party's control, such as strikes or other work stoppage, lock-outs, riots, wars (whether war is declared or not), acts of God, invasion, fire, explosions, floods, storms, delay of carrier, and acts of government or governmental agencies or instrumentalities, and without the fault or negligence of such Party, the Party so affected, upon prompt notice to the other Party, shall be excused from performing such obligation during the continuance of such contingency. If such contingency continues for a period of ninety (90) consecutive days or more, the other Party may terminate this Agreement by notice in writing.

         9.2 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

         9.3      Assignment.

                  9.3.1 Assignment by Wyeth. Wyeth may assign this Agreement to any of its Affiliates, for so long as they remain Affiliates, provided, however, that such assignment shall not relieve Wyeth of its responsibilities for performance of its obligations under this Agreement. In addition, Wyeth may assign this Agreement in conjunction with a merger or acquisition of Wyeth to the successor to or transferee of all or substantially all of its assets, provided, that such successor or transferee expressly assumes Wyeth's obligations under this Agreement, the Asset Purchase Agreement and the Pharmaceutical Quality Agreement in a writing delivered to Buyer. Wyeth may not otherwise assign this Agreement without Buyer's prior written consent, not to be unreasonably withheld. Buyer shall respond in writing to such written requests by Wyeth for assignment within thirty (30) days from such request.

                  9.3.2 Assignment by Buyer. Buyer shall not assign this Agreement to any Third Party other than to an Affiliate (provided that Buyer shall remain responsible for any breach of this Agreement by its Affiliate) or to an assignee of all of the goodwill and entire business or assets of Buyer, without the prior written consent of Wyeth, which consent will not be unreasonably withheld or delayed.

                  9.3.3 Binding Nature of Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 9.3 shall be void.

         9.4 No Waiver. The failure of either Party to require performance by the other Party of any of that other Party's obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party hereto of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation or warranty hereof.

         9.5 Severability. If a court or other tribunal of competent jurisdiction should hold any term or provision of this Agreement to be excessive, or invalid, void or unenforceable, the offending term or provision shall be deleted or revised to the extent necessary to be enforceable, and, if possible, replaced by a term or provision which, so far as practicable achieves the legitimate aims of the Parties.

         9.6 Relationship between the Parties. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

         9.7      Correspondence and Notices.

                  9.7.1 Ordinary Notices. Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile, overnight courier or by airmail to the employee or representative of the other Party who is designated by such other Party to receive such written communication.

                  9.7.2 Extraordinary Notices. Extraordinary notices and communications (including, without limitation, notices of termination, force majeure, material breach, change of address, claims or indemnification) shall be in writing and sent to each Party by prepaid registered or certified air mail, or by facsimile confirmed by prepaid registered or certified air mail letter (and shall be deemed to have been properly served to the addressee upon receipt of such written communication) to the address set forth in Section 9.7.3 or such other address as notified in writing by such Party to the Other Party.

                  9.7.3 Addresses. In the case of Buyer, the proper address for communications and for all payments shall be:

                  Women First HealthCare, Inc.
                  12220 El Camino Real, Suite 400
                  San Diego, California 92130
                  Attn: Chief Executive Officer and President
                  Fax: 858-509-7538

                  with a copy to:

                           Latham & Watkins
                           12636 High Bluff Drive
                           Suite 300
                           San Diego, CA 92130
                           Attention: Scott N. Wolfe
                           Telecopier No. 858-523-5450
and it the case of Wyeth, the proper address for communications and for all payments shall be:

                  Wyeth-Ayerst Laboratories
                  555 East Lancaster Avenue
                  St. Davids, Pennsylvania 19087
                  Attn: Senior Vice President, Global Business Development
                  Fax: (610) 688-9498

                  with a copies to:

                  American Home Products Corporation
                  5 Giralda Farms
                  Madison, New Jersey 07940
                  Attn: Executive Vice President and General Counsel
                  Fax: (973) 660-7156

                  Communications Only:

                  Wyeth-Ayerst Pharmaceuticals
                  2100 Renaissance Blvd.
                  King of Prussia, PA 19406
                  Attn: Assistant Vice President - U.S. Operations
                  Fax: (610) 313-4691

         9.8 Choice of Law. This Agreement is subject to and governed by the laws of the State of New York, excluding its conflict of law provisions.

         9.9 Entire Agreement; Amendment. This Agreement, together with the Asset Purchase Agreement, the Pharmaceutical Quality Agreement, the Senior Note and the Security Agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings contained herein and therein sets forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or in writing. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement, the Asset Purchase Agreement, the Pharmaceutical Quality Agreement, the Senior Note and the Security Agreement. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. No understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either Party in deciding to execute this Agreement.

         9.10 Headings. The headings and captions used in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

         9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

         9.12 Further Actions. Each Party agrees to, in good faith, execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       AMERICAN HOME PRODUCTS CORPORATION
                                       Acting through its Wyeth-Ayerst
                                       Laboratories Division



                                       By: /s/ JEFFREY S. SHERMAN
                                           -------------------------------------
                                           Name:  Jeffrey S. Sherman
                                           Title: Vice President and
                                                  Associate General Counsel


                                       WOMEN FIRST HEALTHCARE, INC.



                                       By: /s/ EDWARD F. CALESA
                                           -------------------------------------
                                           Name:  Edward F. Calesa
                                           Title: Chairman, Chief Executive
                                                  Officer and President

                                    EXHIBIT A

         ------------------------------------------------------------------------------------

         NDC         Description                                                Package Size
         ---         -----------                                                ------------
         ------------------------------------------------------------------------------------
         009102      Equagesic(R)Tablets                                        Bottle of 100
                     (meprobamate 200 mg, aspirin 325 mg)
         ------------------------------------------------------------------------------------
         419101      Synalgos(R)DC Capsules                                     Bottle of 100
                     (16 mg drocode bitartrate, 356.4 mg aspirin and 30 mg
                     caffeine)
         ------------------------------------------------------------------------------------
         419102      Synalgos(R)DC Capsules                                     Bottle of 500
                     (16 mg drocode bitartrate, 356.4 mg aspirin and 30 mg
                     caffeine)
         ------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

     NDC         Description                              Initial Transfer Price
     ---         -----------                              ----------------------

     009102      Equagesic(R)Tablets Bottle of 100                 ***

     419101      Synalgos(R)DC Tablets Bottle of 100               ***

     419102      Synalgos(R)DC Tablets Bottle of 500               ***

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

     NDC         Description                              2002 Transfer Price
     ---         -----------                              -------------------

     009102      Equagesic(R)Tablets Bottle of 100                 ***

     419101      Synalgos(R)DC Tablets Bottle of 100               ***

     419102      Synalgos(R)DC Tablets Bottle of 500               ***

--------------------------------------------------------------------------------

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                    [Insert Pharmaceutical Quality Agreement]

                                    EXHIBIT C

                 ADVERSE DRUG EXPERIENCE REPORTING REQUIREMENTS
                 ----------------------------------------------

This is to advise Wyeth and Buyer (separately, a "Party" and collectively, the "Parties") of the data exchange between themselves regarding adverse drug experiences related to the use of Drug Products which will be marketed in accordance with this agreement. The Parties seek to ensure that in the worldwide marketing of pharmaceutical products they adhere to the highest ethical standards and act in conformity with the laws under which they operate. This in turn assures the Parties' licensees, distributors and customers of the quality of their products.

It is a requirement of the U.S. Food and Drug Administration ("FDA") that the Parties record, investigate, summarize and review all adverse drug experiences associated with the Products. The Parties agree to adhere to requirements of local laws, which relate to the reporting and investigation of adverse drug experiences. To achieve the goal of accurate and timely reporting, the Parties wish to systematize their processes.

Therefore, the Parties are required to exchange information in accordance with the guidelines set forth in this Exhibit C.

                                     Table A

-------------------------------------------------------------------------------------------------------------------------------
                                                                                           Investigational New Drugs
                                              Marketed Drugs                                    (Pre-marketing)
-------------------------------------------------------------------------------------------------------------------------------
Adverse Drug Experience       Any adverse event associated with the use of a       See Marketed Drugs
("ADE")                       drug in humans, whether or not considered
                              drug related, including:
                                            o   an adverse event occurring in
                                                the course of the use of a
                                                drug product in professional
                                                practice;
                                            o   an adverse event occurring
                                                from drug overdose, whether
                                                accidental or intentional;
                                            o   an adverse event occurring
                                                from drug withdrawal; and any
                                                failure of expected
                                                pharmacological action
-------------------------------------------------------------------------------------------------------------------------------
Disability                    A substantial disruption of a person's ability       See Marketed Drugs
                              to conduct normal life functions
-------------------------------------------------------------------------------------------------------------------------------
Life-threatening adverse      Any adverse drug experience that places that         See Marketed Drugs
drug experience               patient, in the view of the initial reporter, at
                              at immediate risk of death from the adverse drug
-------------------------------------------------------------------------------------------------------------------------------

                                     Table A

-------------------------------------------------------------------------------------------------------------------------------
                                                                                       Investigational New Drugs
                                              Marketed Drugs                                (Pre-marketing)
-------------------------------------------------------------------------------------------------------------------------------
                              experience as it occurred (i.e. it does not
                              include an adverse drug experience that, had it
                              occurred in a more serious form, might have
                              caused death)
-------------------------------------------------------------------------------------------------------------------------------
Associated with the use of    There is a reasonable possibility that the           There is a reasonable possibility that the
the drug                      experience may have been caused by the drug.         experience may have been caused by the drug.
                              (For studies with marketed drug)
-------------------------------------------------------------------------------------------------------------------------------
Serious adverse drug          Any adverse drug experience occurring at any         See Marketed Drugs
experience                    dose that results in any of the following
                              outcomes:
                                            o   death,
                                            o   a life-threatening adverse
                                                experience,
                                            o   inpatient hospitalization or
                                                prolongation of existing
                                                hospitalization,
                                            o   a persistent or significant
                                                disability/incapacity, or
                                            o   a congenital anomaly/birth
                                                defect.

                              Important medical events that may not result
                              in death, be life-threatening, or require
                              hospitalization may be considered a serious
                              adverse drug experience when, based upon
                              appropriate medical judgment, they may
                              jeopardize the patient or subject and may
                              require medical or surgical intervention to
                              prevent one of the outcomes listed in this
                              definition. Examples of such medical events
                              include allergic bronchospasm requiring
                              intensive treatment in an emergency room
                              or at home, blood dyscrasias or convulsions
                              that do not result in inpatient hospitalization,
                              or the development of drug dependency or abuse.
-------------------------------------------------------------------------------------------------------------------------------
Unexpected adverse drug       Any adverse drug experience that is not              Any adverse drug experience, the specificity
experience                    listed in the current labeling for the drug          or severity of which is not consistent with
                              product. This includes events that may be            the current investigator brochure; or, if an
                              symptomatically and pathophysiologically             investigator brochure is not required or
                              related to an event listed in the labeling,          available, the specificity or severity of
                              but differs from the event because of greater        which is not consistent with the risk
                              severity or specificity. For example, under          information described in the general
                              this definition, hepatic necrosis would be           investigational plan or elsewhere in the
                              unexpected (by virtue of greater severity) if        current application, as amended. For
                              the labeling only referred to elevated               example, under this definition, hepatic
                              hepatic enzymes or hepatitis. Similarly,             necrosis would be unexpected (by virtue of
                              cerebral thromboembolism and cerebral                greater severity) if the investigator
                              vasculitis                                           brochure
-------------------------------------------------------------------------------------------------------------------------------

                                     Table A

-------------------------------------------------------------------------------------------------------------------------------
                                                                                       Investigational New Drugs
                                              Marketed Drugs                                (Pre-marketing)
-------------------------------------------------------------------------------------------------------------------------------
                              would be unexpected (by virtue of                    referred to elevated hepatic enzymes or
                              greater specificity) if the labeling only            hepatitis. Similarly, cerebral
                              listed cerebral vascular accidents.                  thromboembolism and cerebral vasculitis
                              "Unexpected" refers to an adverse drug               would be unexpected (by virtue of greater
                              experience that has not been previously              specificity) if the investigator brochure
                              observed (i.e., included in the labeling)            only listed cerebral vascular accidents.
                              rather than from the perspective of such             "Unexpected" refers to an adverse drug
                              experience not being anticipated from the            experience that has not been previously
                              pharmacological properties of the                    observed (i.e., included in the investigator
                              pharmaceutical product.                              brochure) rather than from the perspective
                                                                                   of such experience not being anticipated
                                                                                   from the pharmacological properties of the
                                                                                   pharmaceutical product.
-------------------------------------------------------------------------------------------------------------------------------

ADE(s) are required to be reported as follows:

1. All ADE(s) source documents received by Wyeth will be forwarded to Buyer within 24 hours of Wyeth's Global Safety Surveillance and Epidemiology Department (GSSE) receipt date. Buyer will be solely responsible for ADE reporting to the FDA.

     Reports to Buyer are to be transmitted as follows:

              Doranne Frano
              Women First HealthCare, Inc.
              12220 El Camino Real, Suite 400
              San Diego, California 92130
              Tel. (858) 509-3836
              Fax (858) 509-1353

2. Wyeth will produce the U.S. Periodic for the Product(s) in accordance with the Code of Federal Regulations capturing the time period from the last day of the previous reporting period up until the date of closing, and will forward to the FDA. Wyeth will promptly provide Buyer with a copy of the U.S. Periodic report upon submission to the FDA. Buyer will be responsible for the U.S. Periodic report after closing; it being understood that Wyeth shall promptly provide Buyer any subsequent relevant data in its possession to assist Buyer in the preparation of such report.

3. Wyeth shall provide Buyer with the U.S. Periodic Report (prepared in accordance with the Code of Federal Regulations) for the Product capturing the time period during which Wyeth owned the Product. Buyer shall use the data contained in that Report and any subsequent relevant data provided by Wyeth (which data Wyeth agrees to promptly provide to Buyer) to, in part, produce, when due, the first U.S. Periodic Report required to be filed with the FDA after Closing. After Closing, Wyeth shall not submit any U.S. Periodic Reports with respect to the Products.

4. Wyeth shall provide Buyer with copies of historical written documents, correspondence, reports and any other written information in the possession or control of Wyeth related to the safety of the Product for the last five
     (5) years and, if requested by Buyer, for previous years as well.

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                                                                      Schedule I




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*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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